Exhibit 99.1

CHANNELL ANNOUNCES 2005 THIRD QUARTER RESULTS

Temecula, Calif., November 14, 2005 — Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced financial results for the three months and nine months ended September 30, 2005.

Third Quarter Results

Channell Commercial Corporation (the “Company”) reported third quarter 2005 net sales of $26.9 million, a 2.7% decrease compared to net sales of $27.6 million for third quarter 2004.  The Company also reported a net loss of $(0.6) million for the third quarter 2005, or $(0.06) per basic share, as compared to net income of $2.2 million, or $0.24 per basic share, for the third quarter 2004.  As previously announced, the shortfall in net sales for the third quarter 2005 was driven by lower than expected net sales to its major North American broadband customers and logistical issues impacting Bushman Tanks’ shipments.

Gross profit for the third quarter 2005 was $6.5 million, or 24.3% of net sales, as compared to $7.9 million, or 28.6% of net sales, for the same period last year.  The 17.2% decrease in gross profit dollars is primarily due to lower volumes in North America and an unfavorable product mix that included higher volumes of grade level boxes and lower volumes of higher-margin thermoplastic enclosures.  The unfavorable product mix was also the primary reason for the year-over-year decrease in gross profit margin.

Total operating expenses for the third quarter 2005 were $8.3 million, or 30.8% of net sales, as compared to $6.1 million, or 22.1% of net sales, for third quarter 2004.  Higher operating expenses in the third quarter of 2005 were a result of higher SG&A expenses along with higher freight and sales commissions related to the Bushman Tanks business.

William H. Channell, Jr., President and Chief Executive Officer of Channell Commercial Corporation commented, “As announced last month, third quarter top line results fell short of our expectations due to lower sales to our major broadband customers in the United States and logistical issues that adversely impacted product shipments from Bushman Tanks.  Additionally, global margins were affected by higher raw material prices, higher freight costs due to fuel surcharges and unfavorable absorption of overhead expenses from the lower than expected net sales.”

Channell concluded, “These quarterly results are certainly not up to the standards that we have set for our business and we are taking immediate action to improve our long-term financial performance.  Cost cutting measures are being implemented that are expected to result in estimated savings of $4.5 million in 2006.  While we do not expect the logistical issues impacting Bushman Tanks to extend beyond the third quarter, we do anticipate softer demand from our North American broadband customers to extend through the end of 2005.  By taking a measured, yet timely response to the situation, we feel optimistic we will regain our earnings momentum in 2006.  With more global revenue diversification and product sector contribution, our telecom and water aspirations in 2006 will be the high point in returning Channell to a very favorable earnings growth line.”

Nine Months Results

For the nine months ended September 30, 2005, net sales were $90.6 million, a 36.0% increase compared to net sales of $66.6 million for the comparable period in 2004.  The increase was due to the addition of Bushman Tanks and growth in the core business within the Americas and International segments.  Gross profit for the nine months ended September 30, 2005 increased to $26.5 million, or 29.3% of net sales, as compared to $19.2 million, or 28.8% of net sales, for the comparable period in 2004.  The increase in gross profit dollars was primarily due to the addition of gross profit earned by the International segment.  The increase in gross profit margin is due primarily to higher gross profit margin from the Company acquired in August 2004, which has a higher gross profit percentage than the other Channell businesses, and savings associated with the closure of the manufacturing facility in the United Kingdom.  These were partially offset by increased raw material costs for plastic and steel in the Americas segment.

Operating expenses for the nine months ended September 30, 2005 were $25.3 million compared to $16.3 million for the same period last year.  The higher operating expenses were a result of higher SG&A expenses along with higher freight and sales commissions related to the Bushman Tanks business.

The Company reported net income of $1.1 million for the nine months ended September 30, 2005, or $0.12 per basic share, as compared to $3.1 million, or $0.34 per basic share, for the comparable period in 2004. The primary reasons for the decrease are the higher operating expenses in 2005, partially offset by higher gross profit in 2005, as described above.

Liquidity

As of September 30, 2005, the Company had total cash and cash equivalents of $3.4 million, with $6.9 million in total outstanding debt.  Compared to December 31, 2004, total cash and cash equivalents were lower by $2.1 million, with total outstanding debt lower by $1.8 million.  Net cash provided by operating activities was $2.9 million for the first nine months of 2005, compared to net cash provided by operating activities of $5.0 million for the same period last year.  The reduction is due primarily to lower accounts payable driven by payments made to vendors who had extended payment terms at the end of 2004 and lower net income, partially offset by lower accounts receivable and inventories.

Days sales outstanding decreased slightly to 36 days at September 30, 2005 from 37 days at December 31, 2004 while days inventory was 55 days at September 30, 2005, compared to 52 days inventory at December 31, 2004.  Days payables were 53 days at September 30, 2005, down from 59 days at December 31, 2004.  The decrease in days payables is primarily due to extended vendor payment terms described above.

Capital expenditures were $4.0 million in the first nine months of 2005 compared to $2.1 million in the same period last year.  The increase in capital expenditures is due to increased capital expenditures in support of sales for telecom fiber-to-the-premises projects and other product expansion initiatives.

Business Outlook

For the fourth quarter of 2005, Channell expects consolidated net sales of $23 to $27 million and consolidated basic loss per share of $0.08 to $0.10.  For the full-year 2005, the Company expects consolidated net sales and basic earnings per share of $114 to $118 million and approximately $0.02 to $0.04, respectively.  A summary of Channell’s consolidated guidance is provided below:

Metric	Fourth Quarter	Estimated Full-Year 2005
Channell Consolidated
Net Sales	$23-$27M	$114-$118M
Basic EPS (loss)	$(0.08-$(0.10)	$0.02-$0.04
Gross Profit Margin	27-29%	27-30%
SG&A Expense	$6.5-$7.0M	~$30M
R&D Expense	$0.6-$0.9M	~$3M
Tax Rate	~25%	~25%
Capital Expenditures	~$1M	~$5M

Conference Call and Webcast

A conference call with simultaneous webcast to discuss third quarter 2005 financial results and Channell’s business outlook will be held today at 12:00 p.m. Eastern / 9:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-257-1836 (domestic) or 303-262-2211 (international).  There will also be a live webcast of the call available on the Investors section of Channell’s web site at www.channellcomm.com.  Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Channell’s CEO William H. Channell, Jr., and CFO Jerry Collazo will be present to discuss Channell’s financial results, business highlights and outlook.  After the live webcast, a replay will remain available in the Investor Relations section of Channell’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through November 22, 2005; the conference ID is 11043221.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  Channell’s website is www.channellcomm.com.

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future expenses and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Jerry Collazo	Lasse Glassen	Amy Cozamanis
Chief Financial Officer	General Information	Analysts & Investors
(951) 719-2600	(310) 854-8313	(310) 854-8314
jcollazo@channellcorp.com	lglassen@financialrelationsboard.com	acozamanis@financialrelationsboard.com

- Financial Tables to Follow -

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME

(UNAUDITED)

(amounts in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$90,596	$66,638	$26,858	$27,615
Cost of goods sold	64,095	47,470	20,319	19,719

Gross profit	26,501	19,168	6,539	7,896
Operating expenses
Selling	15,067	9,308	5,160	4,009
General and administrative	7,983	6,039	2,419	2,212
Research and development	2,205	1,642	699	577
Restructuring charge (credit)	—	(686)	—	(686)
	25,255	16,303	8,278	6,112
Income (loss) from operations	1,246	2,865	(1,739)	1,784

Interest expense, net	327	320	97	170

Income (loss) before income taxes	919	2,545	(1,836)	1,614

Income taxes (benefit)	(235)	(679)	(1,161)	(679)

Net income (loss) before minority interest	1,154	3,224	(675)	2,293

Minority interest (loss)	9	75	(117)	75

Net income (loss)	$1,145	$3,149	$(558)	$2,218

Net income (loss) per share
Basic	$0.12	$0.34	$(0.06)	$0.24

Diluted	$0.12	$0.34	$(0.06)	$0.24

Net income (loss)	$1,145	$3,149	$(558)	$2,218

Other comprehensive (loss) income, net of tax Foreign currency translation adjustment	(390)	(170)	83	411

Comprehensive income (loss)	$755	$2,979	$(475)	$2,629

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(amounts in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$3,353	$5,453
Accounts receivable, net	10,794	13,936
Inventories	12,432	14,164
Deferred income taxes	1,969	1,951
Prepaid expenses and misc. receivables	1,439	859
Income taxes receivable	1,985	1,323
Total current assets	31,972	37,686

Property and equipment at cost, net	19,549	19,301
Deferred income taxes	4,027	4,043
Goodwill	14,913	14,724
Intangible assets, net	1,586	1,763
Other assets	814	964

Total assets	$72,861	$78,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,989	$16,111
Short term debt (including current maturities of long term debt and capital leases)	2,626	4,368
Accrued restructuring liability	38	150
Accrued expenses	6,746	7,619
Total current liabilities	21,399	28,248

Long term debt, less current maturities	4,256	4,368
Capital lease obligations, less current maturities	101	104
Deferred gain on sale leaseback transaction	408	453
Commitments and contingencies	—	—
Minority Interest	2,771	2,824

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares; issued - 9,608 shares at December 31, 2004 and 9,772 at September 30, 2005; outstanding - 9,364 shares at December 31, 2004 and 9,528 at September 30, 2005	98	96
Additional paid-in capital	30,356	29,671
Treasury stock - 244 shares in 2004 and 2005	(1,871)	(1,871)
Retained earnings	14,694	13,549
Accumulated other comprehensive income -
Foreign currency translation	649	1,039

Total stockholders’ equity	43,926	42,484

Total liabilities and stockholders’ equity	$72,861	$78,481

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CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Nine months ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income	$1,145	$3,149
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	3,621	3,484
Deferred income taxes	(15)	221
Gain on disposal of fixed asset	(6)	(20)
Amortization of deferred gain on sale leaseback	(45)	(45)
Minority interest (loss)	9	—
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	2,969	(1,558)
Inventories	1,538	(1,998)
Prepaid expenses	(588)	(40)
Other assets	234	(234)
Income taxes receivable	(658)	(1,481)
Increase (decrease) in liabilities:
Accounts payable	(3,869)	5,558
Accrued expenses	(1,329)	697
Restructuring liability	(104)	(2,687)

Net cash provided by operating activities	2,902	5,046

Cash flows from investing activities:
Acquisition of property and equipment	(3,972)	(2,054)
Proceeds from the sales of property and equipment	24	24
Business acquisitions, net of cash required	—	(17,503)

Net cash used in investing activities	(3,948)	(19,533)

Cash flows from financing activities:
Proceeds from issuance of debt	—	6,958
Repayment of debt	(2,964)	(714)
Borrowings (Repayment) of obligations under capital lease	(27)	18
Borrowings from credit facilities	1,277	—
Proceeds from minority investor	—	2,715
Proceeds from issuance of stock	—	714
Exercise of employee stock options	687	—

Net cash (used in) provided by financing activities	(1,027)	9,691

Effect of exchange rates on cash	(27)	(667)

Decrease in cash and cash equivalents	(2,100)	(5,463)

Cash and cash equivalents, beginning of period	5,453	9,527

Cash and cash equivalents, end of period	$3,353	$4,064

Cash paid during the period for:
Interest	$381	$223

Income taxes	$282	$601

Supplemental disclosure of non-cash investing and financing activities:

Goodwill adjustment for contingency settlements	$534	$—

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